As filed with the Securities and Exchange Commission on September 30, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SLM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11600 Sallie Mae Drive	52-2013874
(State or Other Jurisdiction of Incorporation or Organization)	Reston, Virginia 20193 (Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

SALLIE MAE 401(k) SAVINGS PLAN

PIONEER CREDIT RECOVERY, INC. 401(k) PLAN

GENERAL REVENUE CORPORATION 401(k) AND PROFIT SHARING PLAN

(Full Title of the Plans)

Copies to:

Marianne M. Keler, Esq. General Counsel SLM CORPORATION 11600 Sallie Mae Drive Reston, Virginia 21093	Ronald O. Mueller, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036 (202) 955-8500

(Name and Address of Agent For Service)

(703) 810-3000

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.20 par value per share	$85,000,000	100%	$85,000,000	$6,876.50

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), there is also being registered such additional Common Stock that become available under the foregoing plans in connection with certain changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding Shares are converted or exchanged. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests, to be offered or sold pursuant to the employee benefit plan described here.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

INTRODUCTION

This Registration Statement on Form S-8 is filed by SLM Corporation, a Delaware corporation (the “Registrant” or the “Company”) relating to $85,000,000 of the Company’s Common Stock, par value $.20 per share (the “Common Stock”), to be offered and sold under the Company’s Sallie Mae 401(k) Savings Plan, Pioneer Credit Recovery, Inc. 401(k) Plan and General Revenue Corporation 401(k) And Profit Sharing Plan (the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information. *

Item 2.	Registration Information and Employee Plan Annual Information. *

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (“Commission”) are hereby incorporated by reference into this Registration Statement:

1.	The Company’s most recent Annual Report, which on the date this Form S-8 is filed is the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 27, 2003.

2.	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended after the end of the fiscal year covered by the Form 10-K referenced above, which on the date this Form S-8 is filed is the Company’s Form 10-Q for the first quarter ended March 31, 2003, filed on May 13, 2003, and the Company’s Form 10-Q for the second quarter ended June 30, 2003, filed on August 13, 2003.

3.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Form 10-K referenced above, which on the date this Form S-8 is filed is the Company’s Form 8-K, filed on January 17, 2003, the

Company’s Form 8-K, filed on January 28, 2003 and the Company’s Form 8-K, filed on May 29, 2003.

4.	The description of the Common Stock set forth under the caption “Description of Registrant’s Securities to be Registered” in the Registrant’s Registration Statement on Form 8-A dated November 11, 1999, together with any amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Company files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement. The Registrant’s file number with the Commission is 001-13251.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the Common Stock registered hereby have been passed upon for the Registrant by Marianne Keler, General Counsel of the Registrant. Ms. Keler is employed by the Registrant, in the past has received shares of Common Stock under the Company’s Sallie Mae 401(k) Savings Plan, and is eligible to participate in this Plan from time to time in the future.

On May 9, 2002, we announced that we had appointed PricewaterhouseCoopers LLP to replace Arthur Andersen LLP (“Andersen”) as our independent auditors. Our consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001 incorporated by reference in this Registration Statement have been audited by Andersen, as stated in their report dated January 16, 2002, which is incorporated by reference herein. After reasonable efforts, we have been unable to obtain Andersen’s consent to the incorporation by reference into this Registration Statement of Andersen’s report with respect to these financial statements. Under these circumstances, Rule 437a under the Securities Act permits us to file this Registration Statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Andersen under Section 11 of the Securities Act. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen’s provision of auditing and other services to us) may be limited as a practical matter.

Item 6.	Indemnification of Directors and Officers.

Article VIII of the Registrant’s By-Laws provides for indemnification of the officers and directors of SLM Corporation to the fullest extent permitted by applicable law. Section 145 of the Delaware General Corporation Law provides, in relevant part, that a corporation organized under the laws of Delaware shall have the power, and in certain cases the obligation, to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, he or she had no reason to believe his or her conduct was unlawful. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in right of the corporation, provided such person acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

The directors and officers of the Registrant and its subsidiaries are covered by a policy of insurance under which they are insured, within the limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings in which they are parties by reason of being or having been directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State on February 18, 1999.

4.2	Bylaws of the Registrant.

5.1	Opinion of Marianne M. Keler, Esq., General Counsel of SLM Corporation

5.2	Internal Revenue Service determination letter dated March 18, 1999 relating to the Company’s Sallie Mae 401(k) Savings Plan

5.3	Internal Revenue Service determination letter dated September 24, 2001 relating to the Company’s Pioneer Credit Recovery, Inc. 401(k) Plan and the Company’s General Revenue Corporation 401(k) And Profit Sharing Plan

23.1	Consent of Marianne M. Keler, Esq. (contained in Exhibit 5.1)

23.2*	Consent of Independent Accountants*

24.1	Power of Attorney (included on the signature page of this Registration Statement)

*	Please refer to Item 5, “Interests of Named Experts and Counsel”.

Item 9.	Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on this 29th day of September, 2003.

SLM CORPORATION

By:	/s/ ALBERT L. LORD
Name:	Albert L. Lord
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Marianne M. Keler and Mike Sheehan, and each of them severally as his attorney-in-fact to sign his name and on his behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Name and Signature	Title	Date

/s/ ALBERT L. LORD Albert L. Lord	Chief Executive Officer and Director (Principal Executive Officer)	September 29, 2003

/s/ JOHN F. REMONDI John F. Remondi	Executive Vice President, Finance (Principal Financial Officer)	September 29, 2003

/s/ C. E. ANDREWS C. E. Andrews	Executive Vice President, Accounting and Risk Management (Principal Accounting Officer)	September 29, 2003

/s/ EDWARD A. FOX Edward A. Fox	Chairman of the Board of Directors	September 29, 2003

/s/ CHARLES L. DALEY Charles L. Daley	Director	September 29, 2003

/s/ WILLIAM M. DIEFENDERFER, III William M. Diefenderfer, III	Director	September 29, 2003

/s/ THOMAS J. FITZPATRICK Thomas J. Fitzpatrick	President and Chief Operating Officer	September 29, 2003

/s/ DIANE SUITT GILLELAND Diane Suitt Gilleland	Director	September 29, 2003

/s/ EARL A. GOODE Earl A. Goode	Director	September 29, 2003

/s/ ANN TORRE GRANT Ann Torre Grant	Director	September 29, 2003

/s/ RONALD F. HUNT Ronald F. Hunt	Director	September 29, 2003

/s/ BENJAMIN J. LAMBERT, III Benjamin J. Lambert, III	Director	September 29, 2003

/s/ BARRY A. MUNITZ Barry A. Munitz	Director	September 29, 2003

/s/ A. ALEXANDER PORTER, JR. A. Alexander Porter, Jr.	Director	September 29, 2003

/s/ WOLFGANG SCHOELLKOPF Wolfgang Schoellkopf	Director	September 29, 2003

/s/ STEVEN L. SHAPIRO Steven L. Shapiro	Director	September 29, 2003

/s/ BARRY L. WILLIAMS Barry L. Williams	Director	September 29, 2003

EXHIBIT INDEX

Exhibit No.	Description	Sequentially Numbered Page

4.1	Amended and Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State on February 18, 1999, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-38391)	N/A

4.2	Bylaws of the Registrant, incorporated herein by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333-38391)	N/A

5.1	Opinion of Marianne M. Keler, Esq., General Counsel of SLM Corporation	11

5.2	Internal Revenue Service determination letter dated March 18, 1999 relating to the Company’s Sallie Mae 401(k) Savings Plan	13

5.3	Internal Revenue Service determination letter dated September 24, 2001 relating to the Company’s Pioneer Credit Recovery, Inc. 401(k) Plan and the Company’s General Revenue Corporation 401(k) And Profit Sharing Plan	15

23.1	Consent of Marianne M. Keler, Esq. (contained in Exhibit 5.1)	13

23.2	Consent of Independent Accountants*	17

24.1	Power of Attorney (included on the signature page of this Registration Statement)	8

*	Please refer to Item 5, “Interests of Named Experts and Counsel”.